EXHIBIT (a)(2)

November 7, 2003

Name

Address 1

Address 2

City, State Zip

INSIGHT COMMUNICATIONS COMPANY, INC.

OFFER TO EXCHANGE

OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

ELECTION FORM

This Election Form (“Election Form”) relates to the offer (the “Offer”) by Insight Communications Company, Inc. (“Insight”) described in the Offer to Exchange dated November 7, 2003 (the “Offer to Exchange”) distributed or made available to eligible employees of Insight. To participate in the Offer and tender your Eligible Options (as defined and detailed below) for exchange, you must properly complete, sign, date and deliver to Insight this Election Form pursuant to the Instructions accompanying this Election Form, by no later than the expiration of the Offer. The Offer will expire at 5:00 p.m. Eastern Time on December 9, 2003, unless extended. If we extend the Offer, we will continue to accept properly completed, signed, dated and delivered Election Forms until the extended deadline.

If you choose to tender some of your eligible options for exchange, you must tender for exchange the entire option representing all of the shares of our common stock from that grant, but you will not be required to tender for exchange options from other grants.

If you participate in the Offer and tender Eligible Options, those Eligible Options will be cancelled and replacement options will be granted at least six months and one day after the cancellation of the Eligible Options, in accordance with and subject to the terms and conditions described in the Offer to Exchange.

If Insight receives one or more Election Forms and one or more Notice of Withdrawal Forms signed by you, Insight will give effect to the form bearing the latest date and, if two forms bear the same date, then the form received by Insight last.

The following table lists your outstanding, unexercised options that, as of November 5, 2003, are eligible for exchange pursuant to the Offer (the “Eligible Options”). By initialing a row corresponding to a particular grant below, you are electing to tender for exchange all options granted pursuant to that corresponding option grant.

Grant Date	Exercise Price	Grant Type	Number of Eligible Options	Initial Here to Elect

Questions may be directed to Roberta Monteyne, Human Resources Coordinator at (917) 286-2321.

Acknowledgement and Signature:

By properly completing, signing, and dating this Election Form and delivering it to Insight pursuant to the Instructions accompanying this Election Form, I voluntarily elect to tender for exchange the options indicated in the table above and participate in and agree to all of the terms of the Offer, as described in the Offer to Exchange.

Print Name

Signature

Date